CERTIFIED PUBLIC ACCOUNTANTS

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Registration Statement of Discovery Bank and Subsidiary on Form SB-2 dated February 14, 2005, on our audits of the consolidated financial statements of Discovery Bank and Subsidiary as of December 31, 2004 and 2003, and our report dated January 13, 2004, relating to the December 31, 2003 and 2002 financial statements of Discovery Bank. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

June 22, 2005
Los Angeles, California